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                                                                    EXHIBIT 3.17

                                                                [SEAL]
                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 06/20/2001
                                                         010298020 - 3406625

                          CERTIFICATE OF INCORPORATION
                                       OF
                               IESI DE CORPORATION

     1.   The name of the corporation is IESI DE Corporation.

     2. The address of its registered office in the State of Delaware is 103 Foulk Road, Suite 200, Wilmington, County of New Castle, Delaware 19803. The name of its registered agent at such address is Entity Services Group, LLC.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the general Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) common and the par value of each of such shares is One Cent ($0.01) amounting in the aggregate to Ten Dollars ($10.00).

     5. The board of directors is authorized to make, alter or repeal the bylaws of corporation. Election of directors need not be by written ballot.

     6.   The name and mailing address of the sole incorporator is:

                    Robert A. Sagedy, Jr.
                    Entity Services Group, LLC
                    103 Foulk Road, Suite 200
                    Wilmington, DE 19803

     7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     8. (a) The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware. The right to indemnification shall be a contract right and shall include the right to be paid by the corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final

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disposition of a proceeding, shall be made only on delivery to the Corporation of an undertaking, which undertaking shall itself be is sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this Article Eighth or otherwise.

          (b) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, it being understood that such right to indemnification and advancement may be enhanced but in no event shall be diminished in any way.

          (c) The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of June, 2001.


                                        /s/ Robert A. Sagedy, Jr.
                                   --------------------------------------
                                        Robert A. Sagedy, Jr.

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